Exhibit 99.1

CRH Medical Corporation
(the “Company”)

Annual General Meeting of Shareholders
(the “Meeting”)

June 11, 2020
REPORT OF VOTING RESULTS
(Pursuant to Section 11.3 of National Instrument 51-102 – Continuous Disclosure Obligations)

Common Shares represented at the Meeting:	42,704,668
Total issued and outstanding Common Shares as at Record Date:	71,583,784
Percentage of issued and outstanding Common Shares represented:	59.66%

1.	Election of Directors

By resolution passed by ballot, the following five nominees proposed by management were elected as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are elected or appointed. Votes were received as follows:

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Dr. Tushar Ramani	35,159,589	99.80%	70,744	0.20%
Dr. David Johnson	35,165,649	99.82%	64,684	0.18%
Todd Patrick	34,930,530	99.15%	299,803	0.85%
Ian Webb	30,497,513	86.57%	4,732,820	13.43%
Brian Griffin	34,988,469	99.31%	241,864	0.69%

2.	Amendments to the Share Unit Plan

By resolution passed by ballot, the amendments to the Share Unit Plan and all unallocated entitlements thereof were authorized and approved. Votes were received as follows:

Votes For	% Votes For	Votes Against	% Votes Against
34,228,395	97.16%	1,001,938	2.84%

3.	Appointment of Auditor

By resolution passed by ballot, KPMG LLP, Chartered Accountants, was appointed auditor of the Company for the ensuing year and the directors authorized to fix their remuneration. Votes were received as follows:

Votes For	% Votes For	Votes Withheld	% Votes Withheld
42,569,535	99.68%	135,133	0.32%

Dated: June 12, 2020